Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

EVOKE PHARMA, INC.

(as amended as of June 1, 2012)

Evoke Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of this Corporation is Evoke Pharma, Inc. The Corporation originally filed its Certificate of Incorporation with the Secretary of the State of Delaware on January 29, 2007.

I

The name of this Corporation is Evoke Pharma, Inc.

II

The address of this Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is Corporation Service Company.

III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV

The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock.” The Preferred Stock shall consist of one series designated “Series A Preferred Stock.”

The number of shares of Common Stock which this Corporation is authorized to issue is Twenty Million (20,000,000). The number of shares of Preferred Stock which this Corporation is authorized to issue is Twelve Million Three Hundred Five Thousand Sixty-Eight (12,305,068), all of which shares shall be designated Series A Preferred Stock.

All shares of Common Stock and Series A Preferred Stock shall have a par value of $0.0001 per share.

The rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares of capital or the holders thereof are set forth below in this Article IV.

1. Dividends.

(a) Rights to Receive Dividends. The holder of each then outstanding share of Series A Preferred Stock shall be entitled to receive dividends at a rate of $0.12 per share per annum (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), payable out of funds legally available therefor. Such dividends shall be payable in preference and priority to any payment of any dividend on any shares of Common Stock of the Corporation, when, as and if declared by the Board of Directors. The right to such dividends on the Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year, whether or not the earnings of the Corporation were sufficient to pay such dividends in whole or in part. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than thirty (30) days prior to the date fixed for the payment thereof (the “Preferred Stock Date of Accrual”). Notwithstanding the foregoing, dividends, if paid, or if declared and set apart for payment, must be paid, or declared and set apart for payment, on all outstanding shares of the Series A Preferred Stock contemporaneously.

(b) Payment of Dividends. The Corporation shall pay to each holder of Series A Preferred Stock on the Preferred Stock Date of Accrual with respect to shares held by each of such holders any and all dividends which have been declared through such date.

(c) Other Dividends. Subject to the provisions of Sections 1(a) and (b) hereof, no dividend or other distribution shall be paid, or declared and set apart for payment, other than dividends of Common Stock on the Common Stock of the Corporation, on the shares of any class or series of capital stock of the Corporation, unless and until there shall first be declared and paid on each share of the Series A Preferred Stock a cash dividend in an amount equal to such dividend or other distribution with each share of Series A Preferred Stock entitled to receive the amount specified in Section 1(a) plus the product of (i) the amount of the dividend declared on each share of Common Stock and (ii) the number of shares of Common Stock into which the share of Series A Preferred Stock is then convertible under Section 5 hereof determined by reference to the Conversion Price in effect at the record date for such dividend.

Neither the Corporation nor any of its Subsidiaries shall purchase, redeem or otherwise acquire for value any shares of any class or series of the Corporation’s capital stock (other than the shares of Common Stock issued by the Corporation to its employees, directors or outside consultants or contractors pursuant to plans or arrangements duly approved by the Board of Directors), and no money shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

2. Liquidation.

(a) Preference. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (a “Liquidation Event”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each share of Series A Preferred Stock shall be entitled to receive on a pro rata basis out of the assets of the Corporation, whether such assets are capital, surplus or earnings, an amount equal to the Liquidation Value as set forth in Section 2(d) of such share, which amount shall be paid prior to and in preference of any payment made or assets distributed on the Common Stock or any other class or series of capital stock of the Corporation.

(b) Partial Payment. If upon any Liquidation Event the assets of the Corporation distributable as aforesaid among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire assets of the Corporation so to be distributed shall be distributed ratably among the holders of the Series A Preferred Stock, in proportion to the sum of their respective per share Liquidation Value, until payment in full of such amount per share.

(c) Remaining Assets. After payment to the holders of the Series A Preferred Stock of the amounts set forth in Section 2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock and the holders of the Series A Preferred Stock on an as-converted to Common Stock basis at the then applicable conversion rate, until such time as each share of Series A Preferred Stock has received an aggregate distribution of $4.50 (including both the distributions made pursuant to Section 2(a) above and this Section 2(c)), at which point no further payments shall be made to holders of the Series A Preferred Stock by reason thereof and any remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock.

(d) Liquidation Value. The Liquidation Value per share of Series A Preferred Stock as of any particular date shall be the sum of (A) $1.50 (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations) plus (B) all declared but unpaid dividends as of the date the Liquidation Value of such share is determined.

(e) Deemed Liquidation Events.

(i) Definition. For purposes of this Section 2, a Liquidation Event shall be deemed to be occasioned by, or to include, the following (each, a “Deemed Liquidation Event”) unless the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock elect otherwise:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 2(e)(i)(a), all shares of Common Stock issuable upon exercise of stock options of the Corporation outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities of the Corporation outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii) Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2(e)(i)(a) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), (b) and (c).

(b) In the event of a Deemed Liquidation Event referred to in Section 2(e)(i)(a)(ii) or 2(e)(i)(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred Stock, and (iii) if the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Liquidation Value. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2(e)(ii)(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii) Notice. The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending event described in Section 2(e)(i) not later than twenty (20) calendar days prior to the stockholders meeting called to approve such transaction, or twenty (20) calendar days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) calendar days after the Corporation has given the first notice provided for herein or sooner than ten (10) calendar days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the foregoing, the periods set forth in this subsection 2(e)(iii) may be shortened and/or notice may be waived upon the Corporation’s receipt of written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock.

3. Redemption. The Corporation shall not be obligated to, and shall not have the right to call or redeem any shares of the Series A Preferred Stock except in accordance with Section 2(e)(ii)(b) above.

4. Voting Rights; Directors.

(a) Generally. On all matters to come before the stockholders, the Series A Preferred Stock shall have that number of votes per share (rounded up to the nearest whole share) equivalent to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible determined by reference to the Conversion Price in effect at the record date of the determination of the holders of the shares entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first solicited. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held. Except as otherwise provided by law or this Restated Certificate of Incorporation, the holders of Series A Preferred Stock shall vote together with the holders of the outstanding shares of Common Stock, and not as a separate class or series.

(b) Directors.

(i) The authorized number of directors shall be six (6) until this provision is amended in accordance with the terms of this Restated Certificate of Incorporation. The holders of the outstanding shares of Series A Preferred Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect two (2) members of the Board of Directors (the “Preferred Directors”). The holders of the outstanding shares of Common Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect two (2) members of the Board of Directors (the “Common Directors”). The holders of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class, shall be entitled to elect the remaining members of the Board of Directors (the “General Directors”).

(ii) In the case of any vacancy in the office of a director occurring among the Preferred Directors or the Common Directors, by the affirmative vote of the holders of a majority of the shares of the class or classes entitled to vote on the election of the Preferred Director or Common Director, as the case may be, such holders shall elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. In the case of any vacancy in the office of a General Director, by the affirmative vote of the holders of a majority of the holders of the Preferred Stock and the Common Stock, voting together as a single class, such holders shall elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the shares eligible to vote in an election for the seat occupied by that director (e.g., in order to remove a Preferred Director, the holders of a majority of the Series A Preferred Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Corporation, must so vote).

(c) Protective Provisions. In addition to voting rights provided by law, so long as at least Two Million (2,000,000) shares of Series A Preferred Stock shall be outstanding (as adjusted for all stock splits, stock dividends, consolidations, recapitalizations and reorganizations), the Corporation shall not, without the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of the Series A Preferred Stock shall vote as a separate class and to the exclusion of all other classes of capital stock of the Corporation:

(i) amend or repeal any provision of, or add any provision to, this Restated Certificate of Incorporation or the Corporation’s By-laws if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, or otherwise uniquely and adversely affect (including, without limitation, Section 4(b) of this Article IV), the Series A Preferred Stock (whether by merger, consolidation, reclassification, amendment of this Restated Certificate of Incorporation, sale or otherwise);

(ii) increase or decrease the total number of authorized shares of the Corporation’s Series A Preferred Stock or in the total number of authorized directors;

(iii) authorize, create or issue (whether by merger, consolidation, reclassification, amendment of this Restated Certificate of Incorporation, sale or otherwise) shares of any class or series of stock not authorized herein having preferences as to dividends or assets superior to or on parity with the Series A Preferred Stock;

(iv) do any act or thing which would result in a Liquidation Event;

(v) declare or pay any dividends on any capital stock of the Corporation; provided, however, that the restriction shall not apply to dividends payable solely in Common Stock;

(vi) redeem or repurchase capital stock of the Corporation except in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the Board of Directors; or

(vii) take any action which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

5. Conversion. The rights of the holders of shares of Series A Preferred Stock to convert such shares into shares of Common Stock (as defined in Section 5(h) below) of the Corporation (the “Conversion Rights”), and the terms and conditions of such conversion, shall be as follows:

(a) Right to Convert; Automatic Conversion.

(i) Each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of the issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or the Common Stock, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 5(b) below.

(ii) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate(s) therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 5(b)(iv) hereof). This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted; except that in the case of an automatic conversion pursuant to Section 5(b)(iv)(A) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 5(b)(iv)(A) or in the case of an automatic conversion pursuant to Section 5(b)(iv)(B) hereof, immediately prior to the close of business on the date of the election referred to in Section 5(b)(iv)(B) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(iii) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Series A Preferred Stock or the Common Stock, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Preferred Stock which are not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.

(iv) Each share of Series A Preferred Stock then outstanding shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 5(b) below upon the earlier of (A) the close of business of the day immediately preceding the effective date of the Corporation’s registration statement filed in connection with a Qualified Public Offering (as defined in Section 7 below) or (B) the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock voting or consenting together as a separate class, given in person or by proxy, either in writing or by vote at a meeting called for that purpose at which the holders of Series A Preferred Stock shall vote together as a separate class.

(b) Conversion of Preferred Stock. The Series A Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price (as defined herein) per share in effect at the time into $1.50 per share of Series A Preferred Stock being converted.

(c) Conversion Price. The conversion price per share for the Series A Preferred Stock shall initially be $1.50 (the “Conversion Price”) and shall be subject to adjustment from time to time as provided herein.

(d) Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock, shall be paid in respect to the Common Stock of the Corporation, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

Any adjustment to the Conversion Price under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

(e) Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another Person (excluding a consolidation or merger described in Section 2(e)(i)(a) of this Article IV) (collectively referred to hereinafter as “Reorganizations”), the holders of the

Series A Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Series A Preferred Stock the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Common Stock of the Corporation which the Series A Preferred Stock entitled the holder thereof to convert to immediately prior to such Reorganization would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series A Preferred Stock. The provisions of this Section 5(e) shall similarly apply to successive Reorganizations.

(f) Sale of Additional Shares.

(i) If at any time or from time to time following the date of the initial issuance of shares of Series A Preferred Stock, the Corporation shall issue or sell (or is deemed to have issued or sold) Additional Shares of Common Stock other than as a dividend or other distribution on any class of stock and other than as a subdivision or combination of shares of Common Stock as provided in Section 5(d) above, for a consideration per share less than the then existing Conversion Price, then, and in each such case, the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately prior to such issuance) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the applicable Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately prior to such issuance) plus the number of shares of Additional Shares of Common Stock actually issued in such issuance.

(ii) For the purpose of making any adjustment in the Conversion Price, or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, as provided above, the consideration received by the Corporation for any issue or sale of securities shall:

(a) To the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any expenses payable directly or indirectly by the Corporation and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Corporation in connection with such issue or sale;

(b) To the extent it consists of property other than cash, the consideration other than cash shall be computed at the fair market value thereof as determined in good faith by the Board of Directors, at or about, but as of, the date of the adoption of the resolution specifically authorizing such issuance or sale, irrespective of any accounting treatment thereof; provided, however, that such fair market value as determined by the Board of Directors, when added to any cash consideration received in connection with such issuance or sale, shall not exceed the aggregate market price of the Additional Shares of Common Stock being issued, as of the date of the adoption of such resolution; and

(c) If Additional Shares of Common Stock, Convertible Securities (as defined below) or Rights (as defined below) are issued or sold together with other stock or securities or other assets of the Corporation for consideration which covers both, the consideration received for the Additional Shares of Common Stock, Convertible Securities or Rights shall be computed as that portion of the consideration so received which is reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights.

(iii) For the purpose of making any adjustment in the Conversion Price provided in Section 5(f) hereof, if at any time, or from time to time, the Corporation issues any stock or other securities convertible into Additional Shares of Common Stock (such stock or other securities being hereinafter referred to as “Convertible Securities”) or issues any rights or options to purchase Additional Shares of Common Stock or Convertible Securities (such rights or options being hereinafter referred to as “Rights”), then, and in each such case, if the Effective Conversion Price (as hereinafter defined) of such Rights or Convertible Securities shall be less than the Conversion Price in effect immediately prior to the issuance of such Rights or Convertible Securities, the Corporation shall be deemed to have issued at the time of the issuance of such Rights or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received in consideration for the issuance of such shares an amount equal to the aggregate Effective Conversion Price of such Rights or Convertible Securities. For the purposes of this Section 5(f)(iii), “Effective Conversion Price” shall mean an amount equal to the sum of the lowest amount of consideration, if any, received or receivable by the Corporation with respect to any one (1) Additional Share of Common Stock upon issuance of the Rights or Convertible Securities and upon their exercise or conversion, respectively. No further adjustment of the Conversion Price adjusted upon the issuance of such Rights or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Rights or the conversion of any such Convertible Securities. If any such Rights or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Conversion Price, as applicable, as adjusted upon the issuance of such Rights or Convertible Securities shall be readjusted to the Conversion Price, as applicable, which would have been in effect had such adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Rights or on the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities. No readjustment pursuant to this subsection (f)(iii) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date and (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(g) Additional Shares of Common Stock. “Additional Shares of Common Stock” as used in this Section 5 shall mean all shares of Common Stock issued or deemed to be issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than:

(i) shares of Common Stock issued upon the conversion of any shares of the Corporation’s Preferred Stock;

(ii) shares of Common Stock issued or issuable to employees or officers or directors or outside consultants or contractors of the Corporation or any Subsidiary pursuant to a plan, agreement or arrangement duly approved by the Board of Directors;

(iii) shares of Common Stock issued pursuant to a Qualified Public Offering;

(iv) shares of Common Stock issued or issuable pursuant to the exercise or conversion of options, warrants or convertible securities (including, without limitation, the Convertible Promissory Notes (as defined in Section 7 below)) outstanding as of the date hereof;

(v) shares of Common Stock issued to effect any stock split, stock dividend or recapitalization of the Corporation;

(vi) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with the Corporation obtaining lease financing, whether issued to a lessor, guarantor or other Person, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors;

(vii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with any borrowings, direct or indirect from financial institutions or other Persons by the Corporation, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors;

(viii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with the acquisition of all or a substantial portion of the assets or the business of another entity by the Corporation, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors; and

(ix) shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued in connection with any corporate partnering transaction, strategic alliance, technology transfer or similar transaction between the Corporation and any other Person, provided that such issuance is pursuant to an agreement or arrangement duly approved by the Board of Directors.

(h) Common Stock. “Common Stock” as used in this Section 5 shall mean any shares of any class of the Corporation’s capital stock other than the Series A Preferred Stock. The Common Stock issuable upon conversion of the Preferred Stock, however, shall be the Common Stock of the Corporation as constituted on the date hereof, except as otherwise provided in this Section 5.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall cause the Chief Financial Officer of the Corporation to compute such adjustment or readjustment in accordance with this Restated Certificate of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder’s address as shown on the Corporation’s stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold; (ii) Conversion Price at the time in effect for the Series A Preferred Stock; and (iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock. Such notice may be given in advance of such adjustment or readjustment and may be included as part of a notice required to be given pursuant to Section 5(j) below.

(j) Notices of Record Date. In the event the Corporation shall propose to take any action of the type or types requiring an adjustment to the Conversion Price of the Series A Preferred Stock, or the number or character of the Series A Preferred Stock as set forth herein, the Corporation shall give notice to the holders of the Series A Preferred Stock as applicable in the manner set forth in Section 5(i) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action. Notwithstanding the requirements of this Section 5(j), this Section 5(j) shall not be applicable and no such notice shall be required with respect to any action that is, or has been, approved by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock voting or consenting together as a single class and to the exclusion of all other classes of capital stock of the Corporation.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation where the Corporation is not the surviving corporation, effective provisions shall be made in the certificate or articles of incorporation, merger or consolidation, or otherwise of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to provide for the conversion of Series A Preferred Stock in accordance with the provisions of this Section 5.

(l) Payment of Taxes. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

(m) Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and this Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(n) No Impairment. Subject to the right of this Corporation to amend its Certificate of Incorporation or take any other corporate action upon obtaining the necessary approvals required by its

Certificate of Incorporation and applicable law, the Corporation shall not amend this Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith use its best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against dilution or other impairment.

6. Common Stock.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of this Article IV.

(c) Redemption. The Common Stock is not redeemable.

(d) Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by this Restated Certificate of Incorporation and law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

7. Miscellaneous.

(a) Definitions.

(i) “Additional Shares of Common Stock” shall have that meaning set forth in Section 5(g) hereof.

(ii) “Common Stock” shall have that meaning set forth in Section 5(h) hereof.

(iii) “Conversion Price” shall have that meaning set forth in Section 5(c) hereof.

(iv) “Conversion Rights” shall have that meaning set forth in Section 5 hereof.

(v) “Convertible Promissory Notes” shall mean those certain convertible promissory notes dated as of March 12, 2007 issued by the Corporation in the aggregate principal amount of $250,000.

(vi) “Convertible Securities” shall have that meaning set forth in Section 5(f)(iii) hereof.

(vii) “Effective Conversion Price” shall have that meaning set forth in Section 5(f)(iii) hereof.

(viii) “Liquidation Value” shall have that meaning set forth in Section 2(d) hereof.

(ix) “Person” shall mean an individual, a corporation, a partnership, a trust or unincorporated organization or any other entity or organization.

(x) “Preferred Stock” shall have that meaning set forth in the first paragraph of this Article IV.

(xi) “Preferred Stock Date of Accrual” shall have that meaning set forth in Section 1(a) hereof.

(xii) “Qualified Public Offering” means a firmly underwritten public offering of the Corporation’s Common Stock on a Form S-1 Registration Statement, or any similar form of registration statement, adopted by the Securities and Exchange Commission (the “Commission”) from and after the date hereof, filed with the Commission under the Securities Act of 1933, as amended, with respect to which the Corporation receives gross proceeds of at least $25,000,000 (prior to deduction for underwriters’ discounts and expenses relating to such public offering, including without limitation, fees of the Corporation’s counsel) and the price to the public is at least $4.50 per share (equitably adjusted for all stock splits, sub-divisions, stock dividends, combinations and the like with respect to such shares).

(xiii) “Series A Preferred Stock” shall have that meaning set forth in the first paragraph of this Article IV.

(xiv) “Subsidiary” means any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned by the Corporation either directly or indirectly through one or more Subsidiaries.

(b) Notices. All notices referred to herein, except as otherwise expressly provided, shall be made by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed.

(c) Conflicts. So long as any of the Series A Preferred Stock is outstanding, in the event of any conflict between the provisions of this Article IV and the remainder of this Restated Certificate of Incorporation or the By-laws of the Corporation (both as presently existing or hereafter amended and supplemented), the provisions of this Article IV shall be and remain controlling.

V

EXCULPATION AND INDEMNIFICATION

1. Exculpation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

2. Indemnification. To the maximum extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) any director, officer, employee or other Persons to which Delaware law permits the Corporation to provide indemnification through bylaw provisions, agreements with any such director, officer, employee or other Persons, vote of stockholders or disinterested directors or otherwise, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

3. Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article V shall not adversely affect any right or protection of a director, officer, agent or other Person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VI

BOARD POWER REGARDING BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the By-laws of the Corporation without the vote or assent of the stockholders.

VII

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

VIII

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and has been executed by its President this 31st day of May, 2007.

EVOKE PHARMA, INC.

/s/ David A. Gonyer
David A. Gonyer
President

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

EVOKE PHARMA, INC.

Evoke Pharma, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First. The Corporation originally filed its Certificate of Incorporation on January 29, 2007.

Second. That the Board of Directors of said Corporation, by unanimous written consent, duly adopted resolutions proposing and declaring advisable the following amendment of the Amended and Restated Certificate of Incorporation of said Corporation (the “Certificate”) and seeking the consent of the stockholders of said Corporation to said amendment. The resolutions setting forth the proposed amendment are as follows:

THEREFORE, BE IT RESOLVED, that the Certificate is hereby amended by striking out the second paragraph of Article IV thereof and by substituting in lieu of said paragraph the following:

“The number of shares of Common Stock which this Corporation is authorized to issue is Twenty Million (20,000,000). The number of shares of Preferred Stock which this Corporation is authorized to issue is Twelve Million Three Hundred Five Thousand Sixty-Eight (12,305,068), all of which shares shall be designated Series A Preferred Stock.

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a 1-for-5 reverse stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action on the part of the holders thereof occur (the “Reverse Stock Split”). The par value of the Common Stock shall remain $0.0001 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Reverse Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Reverse Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors.

All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the holder may request that the Corporation issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.”

RESOLVED FURTHER, that the Certificate is hereby amended by amending Section 4(b)(i) of Article IV thereof so that, as amended, said Section shall be and read in its entirety as follows:

“The authorized number of directors shall be seven (7) until this provision is amended in accordance with the terms of this Restated Certificate of Incorporation. The holders of the outstanding shares of Series A Preferred Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect two (2) members of the Board of Directors (the “Preferred Directors”). The holders of the outstanding shares of Common Stock, voting as a separate class and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect two (2) members of the Board of Directors (the “Common Directors”). The holders of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class, shall be entitled to elect the remaining members of the Board of Directors (the “General Directors”).”

Third. That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the provisions of Section 228 of the DGCL.

Fourth. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the DGCL.

Fifth. That the aforesaid amendment shall be executed, filed and recorded in accordance with Section 103 of the DGCL.

IN WITNESS WHEREOF, Evoke Pharma, Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this 30th day of August, 2013.

Evoke Pharma, Inc.

/s/ David A. Gonyer
By:	David A. Gonyer
Title:	President and Chief Executive Officer